Exhibit 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT

OF THE

ARTICLES OF INCORPORATION OF

WASHINGTON PRIME GROUP INC.

Washington Prime Group Inc. (the “Corporation”), existing pursuant to the Indiana Business Corporation Law, as amended (hereinafter referred to as the “Corporation Law”), and desiring to give notice of corporate action effectuating an Amendment and Restatement to its Articles of Incorporation (the “Amendment”), sets forth the following facts:

ARTICLE I
NAME AND DATE OF INCORPORATION

The name of the Corporation prior to and following this Amendment and Restatement continues to be Washington Prime Group Inc.  The Corporation was incorporated on December 13, 2013.

ARTICLE II
TEXT OF AMENDMENT

The Articles of Incorporation of the Corporation are hereby amended and restated so that, as amended and restated, such Articles shall read in their entirety as set forth on Annex A attached hereto and incorporated by reference herein.

ARTICLE III
DATE OF ADOPTION

The foregoing Amendment was approved by the Board of Directors of the Corporation on May 6, 2014, and the sole shareholder of the Corporation on May 6, 2014.

ARTICLE IV
EFFECTIVE DATE

The effective date of the Amendment shall be upon filing with the Indiana Secretary of State.

ARTICLE V
MANNER OF ADOPTION AND VOTE

Section 1.              The Articles of Amendment contain an Amendment requiring shareholder approval and the manner of adoption of vote is set forth below.

Section 2.              By a joint unanimous written consent dated as of May 6, 2014, the Board of Directors of the Corporation and the sole holder of all of the issued and outstanding shares of the Voting Common Stock of the Corporation, being all of the shares of capital stock of the Corporation outstanding and entitled to vote with respect thereto, duly adopted resolutions approving the amendment and restatement in accordance with IC 23-1-38-3(e).

Section 3.              The manner of the adoption of the amendment and restatement and the vote by which it was adopted constitute full legal compliance with the provisions of the Corporation Law, the Articles of Incorporation and the By-Laws of the Corporation.

IN WITNESS WHEREOF, the undersigned being the Secretary of the Corporation executes these Articles of Amendment and Restatement and verifies, subject to penalties of perjury, that the statements contained herein are true this 27th day of May, 2014.

WASHINGTON PRIME GROUP INC.

By:	/s/ Robert P. Demchak

Secretary and General Counsel

Annex A

FIRST:                   The name of the corporation (which is hereinafter called the “Corporation”) is Washington Prime Group Inc.

SECOND:              The purposes for which the Corporation is formed and the business and objects to be carried on and promoted by it are:

(a)           To engage in the business of a real estate investment trust (“REIT”) as that phrase is defined in the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

(b)           To engage in any lawful act or activity for which corporations may be organized under the Indiana Business Corporation Law.

THIRD:                 The address of its registered office in the State of Indiana is 251 East Ohio Street, Suite 500, Indianapolis, Indiana 46204, Indiana.  The name of its registered agent at such address is the Corporation Service Company.

FOURTH:

(a)           The total number of shares of stock of all classes which the Corporation has authority to issue is 500,000,000 shares of capital stock, of which 300,000,000 shares are classified as Common Stock, par value $0.0001 per share (“Common Stock”), 75,000,000 shares are classified as Preferred Stock, par value $0.0001 per share (“Preferred Stock”), and 125,000,000 shares are classified as Excess Common Stock, par value $0.0001 per share (“Excess Common Stock”).

(b)           The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

(1)           Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any series of Preferred Stock, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock and the Excess Common Stock, voting together as a single class.

(2)           Subject to the provisions of law and any preferences of any series of Preferred Stock and any series of Preferred Stock hereafter created, dividends or other distributions, including dividends or other distributions payable in shares of another class of the Corporation’s stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable.

(3)           Subject to the provisions of law and the preferences of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of Excess Common Stock and any series of Preferred Stock hereafter created not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any series of Preferred Stock having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

(4)           Each share of Common Stock is convertible into Excess Common Stock, as provided in Article NINTH hereof.

(c)           Subject in all cases to the provisions of Article NINTH with respect to Excess Stock (as defined in this paragraph), the Preferred Stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof.  Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the Indiana Business Corporation Law; provided, however, no shares of any series of Preferred Stock may be authorized or issued unless (i) the certificate of designations relating to such series contains restrictions on ownership and transfer and conversion provisions applicable to such series comparable to those set forth in Article NINTH, and (ii) a corresponding series of Preferred Stock (“Excess Preferred Stock” and together with Excess Common Stock, unless the context otherwise requires, “Excess Stock”), to be issued in accordance with any such conversion provisions upon a violation of such restrictions on ownership and transfer, is simultaneously authorized by filing of a certificate of designations.

FIFTH:

(a)           The powers and duties conferred and imposed upon the corporation’s board of directors by the Indiana Business Corporation Law shall be exercised and performed, in accordance with Section 23-1-33 thereof governing the action of directors, by the Board of Directors; provided, however, that pursuant to Section 23-1-33-1 of the Indiana Business Corporation Law, certain of such powers and duties of the Board of Directors set forth herein shall be exercised and performed only by the Independent Directors (as defined in Article NINTH hereof).

At least a majority of the directors shall be Independent Directors (as defined in Article NINTH).

(b)           Subject to the rights of the holders of any class of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or other cause shall be filled by the affirmative vote of a majority of the directors then in office.  Notwithstanding the foregoing, any decrease in the number of directors constituting the Board of Directors shall not affect the tenure of office of any director.

(c)           Whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided in the Bylaws or by resolution.  Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

(d)           Subject to Section 23-1-33-8 of the Indiana Business Corporation Law, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the then-outstanding shares entitled to vote in the election of directors.

SIXTH:

(a)           The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and the shareholders:

(1)           The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Indiana each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time in which these Articles are in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any Proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

(2)           Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the indemnified person requesting such advance or advances from time to time, as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article SIXTH, paragraph (a).

(3)           The indemnification and other rights set forth in this paragraph (a) shall not be exclusive of any provisions with respect thereto in the Bylaws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

(4)           Neither the amendment nor repeal of this paragraph (a), subparagraph (1), (2) or (3), nor the adoption of any provision of this Amended and Restated Articles of Incorporation inconsistent with paragraph (a), subparagraph (1), (2) or (3), shall eliminate or reduce the effect of this paragraph (a)(1), subparagraphs (1), (2) and (3), in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this paragraph (a), subparagraph (1), (2) or (3), if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

(5)           A director is not liable for any action taken as a director, or any failure to take any action, regardless of the nature of the alleged breach of duty, including alleged breaches of the duty of care, the duty of loyalty, and the duty of good faith, unless (i) the director has breached or failed to perform the duties of the director’s office in compliance with Section 23-1-35-1 of the Indiana Business Corporation Law; and (ii) the breach or failure to perform constitutes willful misconduct or recklessness.  If the Indiana Business Corporation Law is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Indiana Business Corporation Law, as so amended.

(b)           Pursuant to Sections 23-1-33-1 and 23-1-38-3 of the Indiana Business Corporation Law, the Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles, including any amendments changing the terms or contract rights, as expressly set forth in the Articles, of any of its outstanding stock by reclassification or otherwise, by a majority of the directors adopting a resolution setting forth the proposed change, declaring its advisability, and either calling a special meeting of the shareholders certified to vote on the proposed change, or directing the proposed change to be considered at the next annual shareholders meeting; provided, however, that any amendment to, repeal of or adoption of any provision inconsistent with paragraph (d) of Article FIFTH, paragraph (a) and (b) of Article SIXTH, or Article SEVENTH will be effective only if it is adopted upon the affirmative vote of not less than two-thirds of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class).

(c)           The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Articles of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the Indiana Business Corporation Law now or hereafter in force.

SEVENTH:           Subject to the rights of holders of preferred stock of the Corporation with respect to such series of preferred stock, special meetings of the shareholders may be called only by the Chairman of the Board, the Chief Executive Officer, the President or by a majority of the

Board of Directors.  Business transacted at special meetings shall be confined to the purposes stated in the Corporation’s notice of the meeting or in any supplemental notice delivered by the Corporation in accordance with the Bylaws.

EIGHTH:              Except as otherwise set forth in these Articles, any action required or permitted to be taken by shareholders of the Corporation must be taken at a duly called annual or special meeting of such shareholders of the Corporation, or by written consent of all shareholders or without a meeting if the action is taken by all the shareholders entitled to vote on the action and the action is evidenced by one or more written consents, in one or more counterparts, describing the action taken, signed by all the shareholders entitled to vote on the action, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records reflecting the action taken.

NINTH:

(a)

(1)           The following terms shall have the following meanings:

“Aggregate Assumed Equity Interest in the Corporation” shall mean the aggregate equity interest in the Corporation represented by the Common Stock, and the Units on the assumption that all such Units are exchanged for Common Stock.

“Articles” shall mean the Amended and Restated Articles of Incorporation of the Corporation, as the same may be amended from time to time.

“Beneficial Ownership” shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and any comparable successor provisions thereto.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean any Qualified Charitable Organization which, from time to time, is designated by the Corporation to be a beneficiary of the Trust.

“Board of Directors” shall mean the Board of Directors of the Corporation as defined in Article FIFTH.

“Bylaws” shall mean the Bylaws of the Corporation.

“Capital Stock” shall mean stock that is Common Stock, Excess Stock or Preferred Stock.

“Constructive Ownership” shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 318 of the Code, and any comparable successor provisions thereto, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

“Exchange Rights” shall mean any rights granted to limited partners of Washington Prime Group, L.P., an Indiana limited partnership (including pursuant to any Exchange Rights Agreement) to exchange (subject to the Ownership Limit) limited partnership interests in such Partnership for shares of Capital Stock or cash at the option of the Corporation.

“Independent Director” shall mean a director of the Corporation who is neither an employee of the Corporation nor a member (or an affiliate of a member) of the Simon Family Group.

“Market Price” of any class of Capital Stock on any date shall mean the average Closing Price (as defined below) of such security for the twenty consecutive Trading Days (as defined below) ending on the Trading Day immediately preceding the day in question; the “Closing Price” shall mean the last sale price for a such security as shown on the New York Stock Exchange Composite Transactions Tape, or if no such sale has taken place on such day, then the average of the closing bid and ask prices for such security on the New York Stock Exchange, or if such security is not listed or admitted to trading on the New York Stock Exchange, then on the principal national securities exchange on which such security is listed or admitted to trading, or, if such security is not listed or admitted to trading on any national securities exchange, then on the Nasdaq National Market, or, if such security is not quoted on the Nasdaq National Market, then the average of the closing bid and ask prices as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for such purposes; and “Trading Day” shall mean a day on which the New York Stock Exchange or, if such security is not listed or admitted to trading thereon, the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not so listed or admitted, then any day that is not a Saturday, Sunday or other day on which depositary institutions in the City of New York are authorized or obligated by law to close.

“Option” shall mean any options, rights, warrants or convertible or exchangeable securities containing the right to subscribe for, purchase or receive upon exchange or conversion shares of Capital Stock.

“Ownership Limit” shall mean (x) in the case of any member of the Simon Family Group, 18.0%, and (y) in the case of any other Person, 8.0%, in each case, of any class of Capital Stock, or any combination thereof, determined by (i) number of shares outstanding, (ii) voting power, or (iii) value (as determined by the Board of Directors), whichever produces the smallest holding of Capital Stock under the three methods, computed with regard to all outstanding shares of Capital Stock and, to the extent provided by the Code, all shares of Capital Stock issuable under outstanding Options and Exchange Rights that have not been exercised.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as the term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Purported Beneficial Holder” shall mean, with respect to any event (other than a purported Transfer) which results in Excess Stock, the Person for whom the Purported Record Holder held shares that were, pursuant to subparagraph (a)(3) of this Article NINTH, automatically converted into Excess Stock upon the occurrence of such event.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in Excess Stock, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Common Stock or Preferred Stock if such Transfer had been valid under subparagraph (a)(2) of this Article NINTH.

“Purported Record Holder” shall mean, with respect to any event (other than a purported Transfer) which results in Excess Stock, the record holder of the shares that were, pursuant to subparagraph (a)(3) of this Article NINTH, automatically converted into Excess Stock upon the occurrence of such event.

“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Excess Stock, the record holder of the Common Stock or the Preferred Stock if such Transfer had been valid under subparagraph (a)(2) of this Article NINTH.

“Qualified Charitable Organization” shall mean (i) any entity which would be exempt from federal income under Section 501(c)(3) of the Code and to which contributions are deductible under Section 170 of the Code or (ii) any federal, state or local government entity.

“Restriction Termination Date” shall mean the first day after Corporation’s status as a REIT shall have been terminated by the Board of Directors and the shareholders of the Corporation.

“Simon Family Group” shall mean Melvin Simon, Herbert Simon and David Simon, other members of the immediate family of any of the foregoing, any other lineal descendants of any of the foregoing, any estates of any of the foregoing, any trust established for the benefit of any of the foregoing, and any other entity controlled by any of the foregoing.

“Trading Day” shall mean, with respect to any class of Capital Stock, a day on which the principal national securities exchange on which such class of Capital Stock is listed or admitted to trading is open for the transaction of business or, if such class of Capital Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Transfer” shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option (including an option to acquire an Option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Capital Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

“Trust” shall mean the trust created pursuant to subparagraph (b)(1) of this Article NINTH.

“Trustee” shall mean any trustee for the Trust (or any successor trustee) appointed from time to time by the Corporation; provided, however, during any period in which Excess Stock is issued and outstanding the Corporation shall undertake to appoint trustees of the Trust which trustees are unaffiliated with the Corporation.

“Undesignated Excess Stock” shall have the meaning set forth in subparagraph (b)(3) of this Article NINTH.

“Units” shall mean units representing limited partnership interests in Washington Prime Group, L.P.

(2)

(A)          Except as provided in subparagraph (a)(9) of this Article NINTH, prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of the outstanding Capital Stock in excess of the Ownership Limit.

(B)          Except as provided in subparagraph (a)(9) of this Article NINTH, prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Capital Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Capital Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Common Stock or Preferred Stock in excess of the Ownership Limit.

(C)          Except as provided in subparagraph (a)(9) of this Article NINTH, prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Capital Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio; and the intended transferee shall acquire no rights in such shares of Common Stock or Preferred Stock.

(D)          Except as provided in subparagraph (a)(9) of this Article NINTH, prior to the Restriction Termination Date, any Transfer of shares or other event or transaction involving Capital Stock that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares or other event or transaction of Capital Stock which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Common Stock or Preferred Stock in excess of the Ownership Limit.

(3)

(A)          If, notwithstanding the other provisions contained in this Article NINTH, at any time prior to the Restriction Termination Date, there is a purported Transfer or other event such that any Person would Beneficially Own or Constructively Own Capital Stock in excess of the Ownership Limit, then, except as otherwise provided in subparagraph (a)(9), each such share of Common Stock or Preferred Stock which, when taken together with all other Capital Stock, would be in excess of the Ownership Limit (rounded up to the nearest whole share), shall automatically be converted into one share of Excess Stock, as further described in subparagraph (a)(3)(C) below and such shares of Excess Stock shall be automatically transferred to the Trustee as trustee for the Trust.  The Corporation shall issue fractional shares of Excess Stock if required by such conversion ratio.  Such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or other event.

(B)          If, notwithstanding the other provisions contained in this Article NINTH, at any time prior to the Restriction Termination Date, there is a purported Transfer or other event which, if effective, would cause the Corporation to become “closely held” within the meaning of Section 856(h) of the Code, then each share of Common Stock or Preferred Stock being Transferred or which are otherwise affected by such event and which, in either case, would cause, when taken together with all other Capital Stock, the Corporation to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall automatically be converted into one share of Excess Stock, as further described in subparagraph (a)(3)(C) of this Article NINTH, and such shares of Excess Stock shall be automatically transferred to Trustee as trustee for the Trust.  The Corporation shall issue fractional shares of Excess Stock if required by such conversion ratio.  Such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or other event.

(C)          Upon conversion of Common Stock or Preferred Stock into Excess Stock pursuant to this subparagraph (a)(3) of this Article NINTH, Common Stock shall be converted into Excess Common Stock and Preferred Stock shall be converted into Excess Preferred Stock.

(4)           If the Board of Directors or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of subparagraph (a)(2) of this Article NINTH or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of subparagraph (a)(2) of this Article NINTH, the Board of Directors or its designees may take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event or transaction; provided, however, that any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership or Constructive Ownership) in violation of subparagraphs (a)(2)(A), (B), (C) and (D) of this Article NINTH shall be void ab initio and any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership or Constructive Ownership) in violation of subparagraphs (a)(2)(A), (B), and (D) shall automatically result in the conversion described in subparagraph (a)(3), irrespective of any action (or non-action) by the Board of Directors or its designees.

(5)           Any Person who acquires or attempts to acquire shares of Capital Stock in violation of subparagraph (a)(2) of this Article NINTH, or any Person who is a transferee such that Excess Stock results under subparagraph (a)(3) of this Article NINTH, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation’s status as a REIT.

(6)           Prior to the Restriction Termination Date:

(A)          Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding Capital Stock of the Corporation shall, before January 30 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the general ownership structure of such Beneficial Owner or Constructive Owner, the number of shares of each class of Capital Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held.

(B)          Each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the shareholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide on demand to the Corporation such information as the Corporation may request from time to time in order to determine the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit.

(7)           Subject to subparagraph (a)(12) of this Article NINTH, nothing contained in this Article NINTH shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit.

(8)           In the case of an ambiguity in the application of any of the provisions of subparagraph (a) of this Article NINTH, including any definition contained in subparagraph (a)(1), the Board of Directors shall have the power to determine the application of the provisions of this subparagraph (a) with respect to any situation based on the facts known to it.

(9)           The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel in each case to the effect that the restrictions contained in subparagraphs (a)(2)(A), (B), (C) and (D) of this Article NINTH will not be violated, may exempt a Person from the Ownership Limit:

(A)          (i) if such Person is not an individual for purposes of Section 542(a)(2) of the Code, or (ii) if such Person is an underwriter which participates in a public offering of Common Stock or Preferred Stock for a period of 90 days following the purchase by such underwriter of the Common Stock or Preferred Stock, or (iii) in such other circumstances which the Board of Directors determines are appropriately excepted from the Ownership Limit, and

(B)          the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership and Constructive Ownership of Capital Stock will violate the Ownership Limit and agrees that any violation or attempted violation will result in such Common Stock or Preferred Stock being converted into shares of Excess Stock in accordance with subparagraph (a)(3) of this Article NINTH.

(10)         Until the Restriction Termination Date, each certificate for the respective class of Capital Stock shall bear the following legend:

The securities represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended from time to time (the “Code”).  Transfers in contravention of such restrictions shall be void ab initio.  Except as otherwise determined by the Board of Directors of the Corporation, no Person may (1) Beneficially Own or Constructively Own shares of Capital Stock in excess of 8.0% (other than members of the Simon Family Group, whose relevant percentage is 18.0%) of the value of any class of outstanding Capital Stock of the Corporation, or any combination thereof, determined as provided in the Corporation’s Amended and Restated Articles of Incorporation, as the same may be amended from time to time (the “Articles”), and computed with regard to all outstanding shares of Capital Stock, and, to the extent provided by the Code, all shares of Capital Stock issuable under existing Options and Exchange Rights that have not been exercised; or (2) Beneficially Own Capital Stock which would result in the Corporation being “closely held” under Section 856(h) of the Code.  Unless so excepted, any acquisition of Capital Stock and continued holding of ownership constitutes a continuous representation of compliance with the above limitations, and any Person who attempts to Beneficially Own or Constructively Own shares of Capital Stock in excess of the above limitations has an affirmative obligation to notify the Corporation immediately upon such attempt.  If the restrictions on transfer are violated, the transfer will be void ab initio and the shares of Capital Stock represented hereby will be automatically converted into shares of Excess Stock and will be transferred to the Trustee to be held in trust for the benefit of one or more Qualified Charitable Organizations, whereupon such Person shall forfeit all rights and interests in such Excess Stock.  In addition, certain Beneficial Owners or Constructive Owners must give written notice as to certain information on demand and on an annual basis.  All capitalized terms in this legend have the meanings defined in the Articles.  The Corporation will mail without charge to any requesting shareholder a copy of the Articles, including the express terms of each class and series of the authorized capital stock of the Corporation, within five days after receipt of a written request therefor.

(11)         If any provision of this Article NINTH or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected, and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(12)         Nothing in this Article NINTH shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

(b)

(1)           Upon any purported Transfer or other event that results in Excess Stock pursuant to subparagraph (a)(3) of this Article NINTH, such Excess Stock shall be deemed to have been transferred to the Trustee as trustee of the Trust for the exclusive benefit of one or more Qualifying Charitable Organizations as are designated from time to time by the Board of Directors with respect to such Excess Stock.  Shares of Excess Stock held in trust shall be issued and outstanding stock of the Corporation.  The Purported Record Transferee or Purported Record Holder and the Purported Beneficial Transferee or Purported Beneficial Holder shall have no rights in such Excess Stock, except such rights to certain proceeds upon Transfer of shares of Excess Stock or upon any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation as are expressly set forth herein.

(2)           Excess Common Stock shall be entitled to dividends in an amount equal to any dividends which are declared and paid with respect to shares of Common Stock from which such shares of Excess Common Stock were converted.  Excess Preferred Stock shall be entitled to dividends in an amount equal to any dividends which are declared and paid with respect to shares of Preferred Stock from which such shares of Excess Preferred Stock were converted.  Any dividend or distribution paid prior to discovery by the Corporation that shares of Common Stock or Preferred Stock have been converted into Excess Common Stock or Excess Preferred Stock, as the case may be, shall be repaid to the Corporation upon demand for delivery to the Trustee.  The recipient of such dividend shall be personally liable to the Trust for such dividend.  Any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Common Stock or Preferred Stock and shall automatically be deemed to have been declared and paid with respect to the shares of Excess Common Stock or Excess Preferred Stock, as the case may be, into which such shares of Common Stock or Preferred Stock shall have been converted.

(3)           In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, (I) subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors and the preferential rights of the Excess Preferred Stock, if any, each holder of shares of Excess Common Stock shall be entitled to receive, ratably with each other holder of Common Stock and Excess Common Stock that portion of the assets of the Corporation available for distribution to the holders of Common Stock or Excess Common Stock as the number of shares of the Excess Common Stock held by such holder bears to the total number of shares of Common Stock and the number of shares of Excess Common Stock then outstanding and (II) each holder of shares of Excess Preferred Stock shall be entitled to receive that portion of the assets of the Corporation which a holder of the shares of Preferred Stock that were converted into such shares of Excess Preferred Stock would have been entitled to receive had such shares of Preferred Stock remained outstanding.  Notwithstanding the foregoing, distributions shall not be made to holders of Excess Stock except in accordance with the following sentence.  The Corporation shall distribute to the Trustee, as holder of the Excess Stock in trust, on behalf of the Beneficiaries any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation.  Following any such distribution, the Trustee shall distribute such proceeds between the Purported Record Transferee or Purported Record Holder, as appropriate, and the Qualified Charitable organizations which are Beneficiaries in accordance with procedure for distribution of proceeds upon Transfer of Excess Stock set forth in subparagraph (b)(5) of this Article NINTH; provided, however, that with respect to any Excess Stock as to which no Beneficiary shall have been determined within 10 days following the date upon which the Corporation is prepared to distribute assets (“Undesignated Excess Stock”), any assets that would have been distributed on account of such Undesignated Excess Stock had a Beneficiary been determined shall be distributed to the holders of Common Stock and the Beneficiaries of the Trust designated with respect to shares of Excess Common Stock, or to the holders of Preferred Stock and the Beneficiaries of the Trust designated with respect to shares of Excess Preferred Stock as determined in the sole discretion of the Board of Directors.

(4)           Excess Common Stock shall be entitled to such voting rights as are ascribed to shares of Common Stock from which such shares of Excess Common Stock were converted.  Excess Preferred Stock shall be entitled to such voting rights as are ascribed to shares of Preferred Stock from which such shares of Excess Preferred Stock were converted.  Any voting rights exercised prior to discovery by the Corporation that shares of Common Stock or Preferred Stock have been converted into Excess Common Stock or Excess Preferred Stock, as the case may be, shall be rescinded and recast as determined by the Trustee.

(5)           (A)          Following the expiration of the ninety day period referred to in subparagraph (b)(6) of this Article NINTH, Excess Stock shall be transferable by the Trustee to any Person whose Beneficial Ownership or Constructive Ownership of shares of Capital Stock outstanding, after giving effect to such Transfer, would not result in the shares of Excess Stock proposed to be transferred constituting Excess Stock in the hands of the proposed transferee.  A Purported Record Transferee or, in the case of Excess Stock resulting from any event other than a purported Transfer, the Purported Record Holder shall have no rights whatsoever in such Excess Stock, except that such Purported Record Transferee or, in the case of Excess Stock resulting from any event other than a purported Transfer, the Purported Record Holder, upon completion of such Transfer, shall be entitled to receive the lesser of a price per share for such Excess Stock not in excess (based on the information provided to the Corporation in the notice given pursuant to this subparagraph (b)(5)(A)) of (x) the price per share such Purported Beneficial Transferee paid for the Common Stock or Preferred Stock in the purported Transfer that resulted in the Excess Stock, or (y) if the Purported Beneficial Transferee did not give value for such shares of Excess Stock (through a gift, devise or other transaction), a price per share of Excess Stock equal to the Market Price of the Common Stock or Preferred Stock on the date of the purported Transfer that resulted in the Excess Stock.  Upon such transfer of any interest in Excess Stock held by the Trust, the corresponding shares of Excess Stock in the Trust shall be automatically converted into such number of shares of Common Stock or Preferred Stock (of the same class as the shares that were converted into such Excess Stock) as is equal to the number of shares of Excess Stock, and such shares of Common Stock or Preferred Stock (of the same class as the shares that were converted into such Excess Stock) as is equal to the number of shares of Excess Stock, and such shares of Common Stock or Preferred Stock shall be transferred of record to the proposed transferee of the Excess Stock.  If, notwithstanding the provisions of this Article NINTH, under any circumstances, a Purported Transferee receives an amount for shares of Excess Stock that exceeds the amount provided by the formula set forth above, the Purported Transferee must pay the excess to the Trust.  Prior to any transfer resulting in Common Stock or Preferred Stock being converted into Excess Stock, the Purported Record Transferee and Purported Beneficial Transferee, jointly, or Purported Record Holder and Purported Beneficial

Holder, jointly, must give written notice to the Corporation of the date and sale price of the purported Transfer that resulted in Excess Stock or the Market Price on the date of the other event that resulted in Excess Stock.  Prior to a Transfer by the Trustee of any shares of Excess Stock, the intended transferee must give advance notice to the Corporation of the information (after giving effect to the intended Transfer) required under subparagraph (a)(6), and the Corporation must have waived in writing its purchase rights, if any, under subparagraph (b)(6) of this Article NINTH.  The Board of Directors may waive the notice requirements of this subparagraph in such circumstances as it deems appropriate.

(B)          Notwithstanding the foregoing, if the provisions of paragraph (b)(5) of this Article NINTH are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the Purported Beneficial Transferee or Purported Beneficial Holder of any shares of Excess Stock may be deemed, at the option of the Corporation, to have acted as an agent on behalf of the Trust, in acquiring or holding such shares of Excess Stock and to hold such shares of Excess Stock in trust on behalf of the Trust.

(6)           Shares of Excess Stock shall be deemed to have been offered for sale by the Trust to the Corporation, or its designee, at a price per share of Excess Stock equal to the lesser of:

(A)          (i)            in the case of Excess Stock resulting from a purported Transfer, (x) the price per share of the Common Stock or Preferred Stock in the transaction that created such Excess Stock (or, in the case of devise or gift, the Market Price of the Common Stock or Preferred Stock at the time of such devise or gift), or (y) in the absence of a notice from the Purported Record Transferee or Purported Record Holder and Purported Beneficial Transferee to the Corporation within ten days after request therefor, such price as may be determined by the Board of Directors in its sole discretion, which price per share of Excess Stock shall be equal to the lowest Market Price of Common Stock or Preferred Stock (whichever resulted in Excess Stock) at any time prior to the date the Corporation, or its designee, accepts such offer; or

(ii)           in the case of Excess Stock resulting from an event other than a Purported Transfer, (x) the Market Price of the Common Stock or Preferred Stock on the date of such event, or (y) in the absence of a notice from the Purported Record Holder and Purported Beneficial Holder to the Corporation within ten days after request therefor, such price as may be determined, by the Board of Directors in its sole discretion, which price shall be the lowest Market Price for shares of Common Stock or Preferred Stock (whichever resulted in Excess Stock) at any time from the date of the event resulting in Excess Stock and prior to the date the Corporation, or its designee, accepts such offer, and

(B)          the Market Price of the Common Stock or Preferred Stock on the date the Corporation, or its designee, accepts such offer.  The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Transfer which resulted in such shares of Excess Stock and (ii) the date the Board of Directors determines in good faith that a Transfer or other event resulting in shares of Excess Stock has occurred, if the

Corporation does not receive a notice of such Transfer or other event pursuant to subparagraph (a)(5) of this Article NINTH.

TENTH:                Whenever the Corporation shall have the obligation to purchase Units and shall have the right to choose to satisfy such obligation by purchasing such Units either with cash or with Common Stock, the determination whether to utilize cash or Common Stock to effect such purchase shall be made by majority vote of the Independent Directors, pursuant to Section 23-1-33-1 of the Indiana Business Corporation Law.

ELEVENTH:        In the event any term, provision, sentence or paragraph of the Articles of the Corporation is declared by a court of competent jurisdiction to be invalid or unenforceable, such term, provision, sentence or paragraph shall be deemed severed from the remainder of the Articles, and the balance of the Articles shall remain in effect and be enforced to the fullest extent permitted by law and shall be construed to preserve the intent and purposes of the Articles.  Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term, provision, sentence or paragraph of the Articles in any other jurisdiction.

TWELFTH:          Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Indiana Business Corporation Law or the Corporation’s Articles or Bylaws of the Corporation (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state or federal court located within the State of Indiana.

THIRTEENTH:   Unless otherwise provided in the Articles, the Bylaws of the Corporation may be repealed, altered or amended or new Bylaws of the Corporation adopted (i) at any meeting of the shareholders, either annual or special, by the affirmative vote of two-thirds of all the votes entitled to be cast generally in the election of directors, or (ii) by the affirmative vote of a majority of directors, subject to the power of the shareholders to change or repeal such Bylaws of the Corporation; provided, however, that Section 1.02, Article VIII and Section 9.10 of the Bylaws of the Corporation may only be amended by both the affirmative vote of two-thirds of all the votes entitled to be cast generally in the election of directors and the affirmative vote of a majority of directors.